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                                     LOGO
                                  OF ARAMARK

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                      FIFTH SUPPLEMENT TO PROXY STATEMENT

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  The following information supplements and amends the Proxy Statement, dated
January 8, 1998 and the Supplements dated January 26, 1998, January 30, 1998, February 3, 1998 and February 20, 1998 (together, the "Proxy Statement") of ARAMARK Corporation (the "Company") furnished in connection with the Annual Meeting of Stockholders (the "Annual Meeting") of the Company which was originally scheduled to be held on February 10, 1998 at 12:00 P.M., Philadelphia time, at the Company's executive offices (the "Company's Executive Offices") at the ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania. On February 10, 1998, the Annual Meeting was convened and immediately adjourned until March 12, 1998 at 12:00 P.M., Philadelphia time, at the Company's Executive Offices. On March 12, 1998, the previously adjourned Annual Meeting was convened for the purpose of electing eleven directors to the Company's Board of Directors and immediately thereafter was further adjourned until April 10, 1998 at 12:00 P.M., Philadelphia time, at the Company's Executive Offices. This Fifth Supplement should be read in conjunction with the Proxy Statement, as supplemented.

  As you know, in the course of soliciting proxies in connection with the Annual Meeting and the proposed Share 100 transaction, several holders of Class A Common Stock (the "Plaintiffs") commenced proceedings by filing various complaints with respect to Share 100 against the Company and each of its directors (the "Directors") in the Court of Chancery of the State of Delaware in and for New Castle County (the "Court"). On February 5, 1998, the Court issued an oral ruling granting Plaintiffs' motions for a preliminary injunction prohibiting the Company and the Directors from proceeding with Share 100 (the "Ruling") and entered an order on February 10, 1998 preliminarily enjoining the Company and the Directors from voting on, implementing or consummating Share 100 except for making supplemental disclosures. On February 10, 1998, the Court also granted the Company's and the Directors' application to take an interlocutory appeal of the Ruling and order granting a preliminary injunction to the Delaware Supreme Court. On February 12, 1998, the Delaware Supreme Court accepted the interlocutory appeal and granted the Company's and the Directors' motion for expedited proceedings. Briefs were filed by the parties to the appeal between February 27, 1998 and March 25, 1998. Oral argument on the appeal was scheduled to be held thereafter.

  After a great deal of consideration, including discussions with one of the Plaintiffs, the Company decided that it would not go forward with the Share 100 transaction in its present form. Consequently, on March 26, 1998, the Company moved to dismiss the interlocutory appeal to the Delaware Supreme Court. The Delaware Supreme Court dismissed the appeal on March 31, 1998.

  The Company remains committed to the two primary goals of Share 100. Those goals are to more closely align employees' investment interests with the business group for which they work and to increase employee ownership of the Company. The Company is exploring potential alternative transactions that would be designed to achieve these goals. There can be no assurance that the Company will determine to undertake any alternative transaction or what the terms of such alternative transaction might be.
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  Accordingly, on April 10, 1998, the previously adjourned Annual Meeting will be convened solely for the purpose of concluding the meeting, there being no further business to attend to. The Company is not soliciting proxies with respect to the reconvened Annual Meeting on April 10, 1998 as the stockholders of the Company will not be asked to vote on any matter. If and when the Company announces an alternative transaction requiring a vote of its stockholders, a special meeting of stockholders will be called and a form of proxy will be furnished to all stockholders of the Company in connection with any such transaction.

Philadelphia, Pennsylvania
April 1, 1998

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